                                                                    Exhibit 99.0


November 15, 2002

Re:  DiVall Income Properties 3, L.P.

Dear Limited Partner:

The Partnership has one remaining property ... a former Denny's in Colorado Springs. We haven't identified a buyer offering a fair price. It is unlikely that anything can happen in 2002. We will obviously continue to aggressively market this final property. We want to liquidate this Partnership.

We continue to believe the sale of three properties earlier in the year was appropriate in light of a "window of opportunity" in pricing due to low interest rates and before the economy created more uncertainty.

A few things you should be aware of...

     .   We have reduced the operating costs dramatically for this Partnership by reducing our fees 75% until the wind-up process can commence.

     .   Unlike other public partnerships that must continue their existence even after all assets have been sold (because of continuing contingent liabilities after sale and for future General Partner indemnification); we have always been successful in completely ending a Partnership (no more audits, tax returns, K-1s, etc) because of "wind-up insurance". Unfortunately, we have been unable to find anyone to underwrite such coverage for DiVall 3 when the time comes. This will necessitate some creativity in extinguishing the General Partner liability exposure to facilitate distribution of the Indemnification Fund.

     .   Although there are no longer operating activities with DiVall 3 properties, we will not experience audit savings. The demise of Arthur Andersen has resulted in the retention of another firm, Deloitte Touche. In the absence of the prospect for continuing services to this entity in future years, there is no incentive to absorb costs during the first year of an engagement anticipating amortizing a recovery over future years. This is a case where the Department of Justice and SEC have created hardship

DiVall Income Properties 3, L.P.
November 15, 2001
Page 2


     for small investors. I'm sure this was an unintended consequence of destroying Andersen.

The Schedule K-1 will be mailed on or before February 28, 2003 and the Annual Report will be mailed in April 2003.

Should you have any questions or require any additional information, please feel free to contact our offices toll-free at 800-547-7686 ext 224. Any correspondence should be mailed to: The Provo Group, Inc., 101 W. 11/th/ Street, Suite 1110, Kansas City, MO 64105.

Sincerely,



Bruce A. Provo

                         DIVALL INCOME PROPERTIES 3 L.P.
                   STATEMENTS OF INCOME AND CASH FLOW CHANGES
               FOR THE THREE MONTH PERIOD ENDED SEPTEMBER 30, 2002

------------------------------------------------------------------------------------------------------------------------------
                                                                                  PROJECTED         ACTUAL         VARIANCE
                                                                               -----------------------------------------------
                                                                                     3RD              3RD
                                                                                   QUARTER          QUARTER          BETTER
  OPERATING REVENUES                                                              09/30/2002       09/30/2002        (WORSE)
                                                                               -------------     ------------     -----------
    Rental income                                                                   $ 51,875      $         0        ($51,875)
    Interest income                                                                    5,400            6,414           1,014
    Gain on Sale of Property                                                               0                0               0
    Other income                                                                           0            2,350           2,350
                                                                               -------------     ------------     -----------
  TOTAL OPERATING REVENUES                                                          $ 57,275      $     8,764        ($48,511)
                                                                               -------------     ------------     -----------

  OPERATING EXPENSES
    Insurance                                                                       $  1,224      $     1,225             ($1)
    Management fees                                                                   17,757            4,379          13,378
    Overhead allowance                                                                 1,434            1,444             (10)
    Advisory Board                                                                     1,314            1,313               2
    Administrative                                                                     3,588            4,042            (454)
    Professional services                                                              4,100           10,961          (6,861)
    Auditing                                                                          11,350            9,250           2,100
    Legal                                                                              2,250           10,936          (8,686)
    Real Estate taxes                                                                      0                0               0
    Defaulted tenants                                                                    600              563              37
                                                                               -------------     ------------     -----------
  TOTAL OPERATING EXPENSES                                                          $ 43,617      $    44,112           ($495)
                                                                               -------------     ------------     -----------
  INVESTIGATION AND RESTORATION EXPENSES                                            $      0      $        94            ($94)
                                                                               -------------     ------------     -----------

  NON-OPERATING EXPENSES
    Depreciation                                                                    $ 14,647      $     2,110     $    12,537
    Amortization                                                                         264                0             264
    Commissions on sale of properties                                                      0                                0
    Loss on disposition of properties                                                      0                                0
                                                                               -------------     ------------     -----------
  TOTAL NON-OPERATING EXPENSES                                                      $ 14,911      $     2,110     $    12,801
                                                                               -------------     ------------     -----------
  TOTAL EXPENSES                                                                    $ 58,528      $    46,316     $    12,212
                                                                               -------------     ------------     -----------
  NET (LOSS) INCOME                                                                  ($1,253)        ($37,551)       ($36,298)
                                                                               -------------     ------------     -----------

  OPERATING CASH RECONCILIATION:                                                                                    VARIANCE
                                                                                                                  -----------
    Depreciation and amortization                                                     14,911            2,110         (12,801)
    Recovery of amounts previously written off                                             0           (2,350)         (2,350)
    Gain on sale of property                                                               0                0               0
    Loss on disposition of property                                                        0                0               0
    (Increase) Decrease in current assets                                              1,359            1,069            (290)
    Increase (Decrease) in current liabilities                                        10,537            8,930          (1,607)
    (Increase) Decrease in cash reserved for payables                                (10,532)          (8,780)          1,752
    Advance from future distribution reserve for current distributions                 5,900            5,900               0
                                                                               -------------     ------------     -----------
    Net Cash Provided From (Used in) Operating Activities                           $ 20,922         ($30,674)       ($51,595)
                                                                               -------------     ------------     -----------

  CASH FLOWS (USED IN) FROM INVESTING
    AND FINANCING ACTIVITIES
    Investment in Indemnification Trust (interest earnings)                           (4,500)          (1,674)          2,826
    Security deposit                                                                       0                0               0
    Recovery of amounts previously written off                                                          2,350           2,350
                                                                               -------------     ------------     -----------
  Net Cash (used in) from Investing And
    Financing Activities                                                             ($4,500)     $       676     $     5,176
                                                                               -------------     ------------     -----------

  Total Cash Flow For Quarter                                                       $ 16,423         ($29,997)       ($46,418)

  Cash Balance Beginning of Period                                                   226,154        2,740,301       2,514,147
  Less 2nd quarter distributions paid 8/02                                           (15,000)      (2,140,000)     (2,125,000)
  Change in cash reserved for payables or distributions                                4,632            2,880          (1,752)
                                                                               -------------     ------------     -----------
  Cash Balance End of Period                                                        $232,209      $   573,184     $   340,977


  Cash reserved for 3rd quarter L.P. distributions                                   (15,000)               0          15,000
  Cash reserved for future distributions                                             (49,100)        (439,100)       (390,000)
  Cash reserved for payment of payables                                              (34,725)         (32,018)          2,707
                                                                               -------------     ------------     -----------
  Unrestricted Cash Balance End of Period                                           $133,384      $   102,066        ($31,316)
                                                                               =============     ============     ===========
-----------------------------------------------------------------------------------------------------------------------------
                                                                                  PROJECTED         ACTUAL         VARIANCE
                                                                               ----------------------------------------------
* Quarterly Distribution                                                            $ 15,000      $         0        ($15,000)
  Mailing Date                                                                  11/15/2002                            -
-----------------------------------------------------------------------------------------------------------------------------

* Refer to distribution letter for detail of quarterly distribution.

                                                              THIRD QUARTER 2002


Operating Summary

                                                              Quarter                                      Year-to-Date
                                                              -------                                      ------------
------------------------------------------------------------------------------------------------------------------------------------
                                                                                   Cash                                  Cash
                                                                                  Better/                               Better/
                                                       Budget       Actual        (Worse)      Budget       Actual      (Worse)
Operating (Loss) Income                                ($1,253)    ($37,551)      ($36,298)   ($15,707)  $   214,204   $   229,911
Non-Cash Charges                                        14,911         (241)       (15,152)     44,732      (438,970)     (483,702)
Working Capital Changes                                  2,764        5,445          2,681     (24,919)     (370,080)     (345,161)
Investing Activities                                         0        2,350          2,350      45,250     2,745,421     2,700,171
Financing Activities                                         0            0              0           0             0             0
                                                       -------   ----------     -----------   ---------  -----------   -----------
Increase(Decrease) in Cash                              16,423      (29,997)       (46,420)     49,358     2,150,575     2,101,218
Beginning Cash                                         226,154    2,740,301      2,514,147     240,879       240,148          (731)
Distributions Paid                                     (15,000)  (2,140,000)    (2,125,000)    (70,000)   (2,165,000)   (2,095,000)
Cash Reserved for (advanced from)                        4,632        2,880         (1,752)     11,972       347,461       335,489
 Future Payables                                      --------   ----------     ----------    --------   -----------   -----------
Ending Cash                                           $232,209   $  573,184     $  340,975    $232,209   $   573,184   $   340,975
                                                      ========   ==========     ==========    ========   ===========   ===========

------------------------------------------------------------------------------------------------------------------------------------

Operating Variances

                                                                  Quarter                                  Year-to-Date
                                                                  -------                                  ------------
                                                                                  Cash                                   Cash
                                                                                 Better/                                 Better/
                                                       Budget      Actual        (Worse)       Budget       Actual       (Worse)

-----------------------------------------------------------------------------------------------------------------------------------
Operating (Loss) Income:
    Income
      Rental Income                                   $ 51,875   $        0    ($51,875) (A) $ 155,626    $ 108,434      ($47,192)
      Gain On Sale of Property                               0            0           0  (B)         0      716,958       716,958
      Other                                              5,400        6,414       1,014         16,200       15,677          (523)
Expenses
      Administrative Expenses                            3,588        4,042        (454)        18,895       20,768        (1,873)
      Management Fees                                  1 7,757        4,473      13,284  (C)    56,039       39,834        16,205
      Legal Expenses                                     2,250       10,936      (8,686) (D)     6,750       32,239       (25,489)
      Property Expenses                                    600          563          37  (E)     1,800       25,805       (24,005)
      Loss on Disposition of Property                        0            0           0  (F)         0      240,838      (240,838)
      Commissions on Sale of Property                        0            0           0  (G)         0      164,650      (164,650)
      Other                                             34,333       23,951      10,382  (H)   104,049      102,732         1,317
                                                      --------   ----------    --------       --------    ---------     ---------
                                                       ($1,253)    ($37,551)   ($36,298)      ($15,707)   $ 214,204     $ 229,911
                                                      ========   ==========    ========       ========    =========     =========

(A) The Applebee's- Pittsburgh and the Hardee's- St. Francis properties were sold in aggregate at the end of the Second Quarter.
(B) The Applebee's- Pittsburgh property was sold at a gain at the end of the Second Quarter.
(C) Beginning in the Third Quarter, management fees were lowered 75% due to the aggregate sale of three of the Partnership's properties at the end of the Second Quarter.
(D) Legal expenses incurred have been higher than anticipated due to tenant defaults, property sales, and Partnership dissolution and change in auditor issues.
(E) Approximately six months of 2002 real estate taxes were paid by the Partnership upon the sale of the vacant Oak Creek property at the end of the Second Quarter. Property expenses incurred in relation to the vacant Colorado Springs property were higher than anticipated in the First Quarter.
(F) The Hardee's- St. Francis and the vacant Oak Creek properties were sold at a loss at the end of the Second Quarter.
(G) Sales commissions were paid by the Partnership in relation to the aggregate sales of the Applebee's- Pittsburgh, Hardee's- St. Francis and the vacant Oak Creek properties at the end of the Second Quarter.
(H) The aggregate sale of the three of the Partnership's properties at the end of the Second Quarter resulted in lower depreciation being taken in the Third Quarter. The remaining deferred leasing commission balance related to the Hardee's- St. Francis property was removed upon the properties sale at the end of the Second Quarter.

--------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------
Working Capital Changes:
    Source (Use) of Cash:
        (Inc)Dec in Current Assets                     ($3,141)       ($605)   $  2,536  (A) $  14,577  $    6,126     ($8,451)
        Inc(Dec) in Current Liab.                       10,537        8,930      (1,607)       (27,524)    (28,745)     (1,221)
        Other                                           (4,632)      (2,880)      1,752  (B)   (11,972)   (347,461)   (335,489)
                                                      --------      -------    --------       --------   ---------   ---------
                                                      $  2,764      $ 5,445    $  2,681       ($24,919)  ($370,080)  ($345,161)
                                                      ========      =======    ========       ========   =========   =========

(A) Lower yield rates have resulted in less Indemnification Trust reinvested interest earnings in the First through Third Quarters. The overpayment of prior year SEC filing fees resulted in an increase in current assets in the First Quarter.
(B) The retention of a portion of the Second Quarter net sale proceeds until Partnership liquidation and dissolution resulted in an increase in the year-to-date cash reserved for future distributions.

--------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------
Investing Activities
    Source (Use) of Cash:
        Proceeds from Notes Receivable                     $      0     $     0    $      0        $45,250  $   45,250  $        0
        Tenant Security Deposit                                   0           0           0   (A)        0      (8,425)     (8,425)
        Proceeds from Sale of Properties                          0           0           0   (B)        0   2,705,978   2,705,978
        Recoveries from Former GP's                                       2,350       2,350   (C)        0       2,618      (2,618)
                                                           --------     -------    --------        -------  ----------  ----------
                                                           $      0     $ 2,350    $  2,350        $45,250  $2,745,421  $2,694,935
                                                           ========     =======    ========        =======  ==========  ==========

(A) The Applebee's- Pittsburgh security deposit was relinquished upon the sale of the property at the end of the Second Quarter.
(B) The Applebee's- Pittsburgh, Hardee's- St. Francis and the vacant Oak Creek properties were sold in aggregate at the end of the Second Quarter.
(C) Unexpected recoveries from the former general partners were received in the Second and Third Quarters.

--------------------------------------------------------------------------------

PROJECTIONS FOR
DISCUSSION PURPOSES

                 DIVALL INCOME PROPERTIES 3 LIMITED PARTNERSHIP
                              2002 PROPERTY SUMMARY
                              AND RELATED RECEIPTS

PORTFOLIO      (Note 1)


                                    ---------------------------  ---------------------------------------  --------------------------
                                             REAL ESTATE                      EQUIPMENT                             TOTALS
                                    ---------------------------  ---------------------------------------  --------------------------
                                               RENT                 LEASE               ANNUAL
                                              CHARGED    %        EXPIRATION            LEASE      %               RECEIPTS     %
----------------------------------
 CONCEPT          LOCATION            COST             YIELD         DATE       COST   RECEIPTS  RETURN    COST    COLLECTED  RETURN
----------------------------------  ---------------------------  ---------------------------------------  --------------------------
APPLEBEE'S (4)    PITTSBURGH, PA           0   57,053    6.40%                      0             0.00%         0     57,053  4.60%
            -             -                                                         0             0.00%

VACANT  (3)       CO SPRINGS, CO     580,183        0    0.00%                      0         0   0.00%         0          0  0.00%

HARDEE'S   (4)    ST. FRANCIS, WI          0   45,233    3.79%                      0         0   0.00%         0     45,233  2.74%
            -              -                                                        0         0   0.00%

VACANT  (2) (4)   OAK CREEK, WI            0        0    0.00%                482,078         0   0.00%   587,566          0  0.00%
             -           -                                                    105,488         0   0.00%
----------------------------------  ---------------------------        --------------------------------   --------------------------
----------------------------------  ---------------------------        --------------------------------   --------------------------
PORTFOLIO TOTALS                     580,183  102,286    2.42%                587,566         0   0.00%   587,566    102,286  1.20%
----------------------------------  ---------------------------        --------------------------------   --------------------------


Note 1: This property summary includes only property and equipment held by the Partnership during 2002.
     2: The lease with Hardee's Food Systems was terminated as of April 30,
        2001.
     3: The lease with Denny's- Colorado Springs was terminated in the Fourth
        Quarter of 2001 due to bankruptcy proceedings. The contract to sale the vacant property in May 2002 at a purchase price of $775,000 was not consummated and the contract was terminated. Management has remarketed the property for sale by December 31, 2002.
     4: Managment sold these three (3) properties in late June 2002 at an aggregate purchase price of $2,755,000, following the majority consent of the Limited Partners.